June 15, 2006

This letter, when signed below shall constitute the agreement (the "Agreement") between The Tribal Vision Group, LLC d/b/a Yoga Tribe and Culture Productions, a California Limited Liability Company with offices at 727 Ozone Street, Santa Monica, CA 90405 ("YTC"), and UKARMA, a Nevada corporation with offices at 770 Broadway, 2nd Floor, New York, NY 10003 (UKARMA") (together the “Parties”) regarding the production of four yoga and/or exercise videos anticipated to be primarily distributed via direct-response.

In consideration of the mutual promises and covenants contained herein and for other valuable consideration the receipt and sufficiency of which is hereby acknowledged, YTC and UKARMA hereby agree as follows:

1. Scope of Work: YTC shall produce, edit and deliver to UKARMA the finished, edited and first-class quality filmed content featuring yoga and/or exercise routines (the “Content”) for adults (as may be designated by UKARMA). The Content shall be produced as specified in subparagraph (f) below, featuring and led by Eric Paskel and such other persons as may be designated by UKARMA. The Content shall be divided into programs also as specified in subparagraph (f) below (individually referred to as a “Program” and collectively, the “Programs”). Each Program shall be delivered: (i) fully-synchronized with dialogue, music, lyrics, sound and effects as requested by UKARMA, produced pursuant to the budget; (ii) of high technical quality, with the negative, soundtrack and other material of each Program delivered to UKARMA with sufficient quality and condition so that the Program shall be suitable for mass-production of high-quality DVDs and videotapes and widespread direct-response home video distribution by customary means throughout North America; (iii) originally recorded primarily in the English language; and (iv) filmed in color using a professional industry high definition format and the highest quality high definition camera for such filming.

(a) Shoot(s): The Programs will be filmed by YTC on location in Los Angeles at a location determined by UKARMA. The Programs shall include yoga/fitness classes led by Eric Paskel. It is anticipated that the filming will require a minimum of four (4) days of filming on location in Los Angeles utilizing the number of cameras for such shoot specified in Section 1(f) below, in numerous yoga classes or sessions, as well of other shots of or interviews with Eric Paskel or other persons in the classes. YTC shall provide UKARMA a written treatment detailing the vision for the Programs at least two (2) weeks prior to commencement of filming. UKARMA shall have final approval over all creative elements of the Programs subject to the approvals outlined in Section 4 (and UKARMA shall determine all screen credits relating to the Programs, provided that the crew & director shall receive customary credits, and YTC shall also receive a customary screen credit). The filming shall commence no later than July 24, 2006, and shall be completed no later than 7 days later.

(b) Post-production: Following the completion of the shoot(s) listed in 1(a) above, subject to ongoing consulting and coordinating with UKARMA, and UKARMA’s consent, YTC will edit, coordinate and oversee post-production of the Programs in Los Angeles as set forth in Section 4 below.

(c) Program Elements: YTC will furnish and/or arrange for all necessary Program elements (e.g., opens, animations, mix and color corrections (“Program Elements”)), releases, rights and permissions and for all personnel (which releases shall be in favor of UKARMA), services and facilities required for acquisition or production and recording of the Programs. In connection with the Programs, YTC shall (1) maintain a complete file of all funding agreements, production subcontracts, property acquisitions, rights arrangements, employment agreements, clearance forms and other agreements or documents involved in the Programs production or acquisition (the “Production Documents”) for a period of two (2) years following the Programs delivery to UKARMA and (2) deliver a full and complete copy of all Production Documents to UKARMA concurrent with delivery of the Programs.

(d) Promotional Elements: YTC agrees that UKARMA may use and authorize any others to use informational and promotional materials or other data concerning the Programs as may be available in promotion of the Program. YTC will ensure that these materials will be cleared for use in the promotion and marketing of the Programs in brochures, ads, videocassette and disc covers, catalogs or other such uses.

(e) Contacts: YTC points of contact for these Programs under the Agreement will be Bill Glaser.

(f) Content of Programs (and cameras used in filming): YTC agrees that the Programs shall include the following elements: (1) a 60-minute “yoga rocks” class with 50 people and a live band, which will be shot using 4 cameras and a crane with a telescope; (2) a 45-minute “yoga rocks” class with 15 people and a live band, which will be shot using 4 cameras and a crane without a telescope; (3) a 45-minute “wall” class with an on-camera introduction, which will be shot using 3 cameras; (4) a 30-minute “master flow” class with an on-camera introduction, which will be shot using 3 cameras; (5) a 20-minute class with an on camera introduction, which will be shot using 3 cameras; and (6) a 15-minute “abs” class with an on-camera introduction, which will be shot using 3 cameras. There will be 6 on-camera introductions. YTC agrees that additional content will be shot with time permitting.

2. Key Person: YTC acknowledges that the services provided by James Wvinner as Producer/Director of the Programs is of the essence of YTC’s obligations with respect to this Agreement and a material inducement to UKARMA entering this Agreement. Any change by YTC of a person to perform services other than Wvinner shall be subject the approval of UKARMA which may be granted or withheld in UKARMA’s sole and absolute discretion. If Wvinner services are not available and UKARMA does not in its sole and absolute discretion approve the replacement selected by YTC, then UKARMA shall have the right to immediately terminate this Agreement with no further payments due to YTC (and YTC shall refund within five (5) business days following any such termination all payments received by UKARMA since entering into this Agreement).

3. Production budget: In accordance with the production budget attached as Exhibit A, UKARMA shall pay to YTC a total of TWO HUNDRED SIXTY-FOUR THOUSAND TWO HUNDRED FORTY-FOUR DOLLARS ($264,244.00) to be used for the creation of the Programs (subject to change as described below in this paragraph, the “Budget”). The Budget may increase only with the prior written consent of UKARMA. The Budget will decrease if: (1) the actual cost of the Los Angeles location utilized for filming (the “Location Cost”) is less than the budgeted location cost; (2) the actual talent cost (i.e., cost of the cast for filming the Programs, the “Talent Cost”) is less than the budgeted talent cost; or (3) the location utilized for the filming does not require installation of wood floors (i.e., the budget contains a $2,000 expense item for installation of wood floors in the location). A cost increase (i.e., in excess of the amount for such item provided for in the Budget) shall only be considered to be part of the Budget and paid for by UKARMA, if such increase is approved in writing by UKARMA. YTC shall submit all of its expense receipts for expenses contemplated in the Budget relating to the production of the Programs to UKARMA within two (2) business days of such expense having been incurred. In the event that the Location Cost and/or the Talent Cost is lower than the budgeted amount for such expense set forth in the Budget, or the location does not require installation of wood floors for the filming (each, a “Savings”), UKARMA shall be entitled to such Savings.

All payments to YTC hereunder shall be paid by wire transfer in five (5) installments. The first installment of thirty percent (30%) of the Budget shall be paid upon execution of this Agreement. The second installment of thirty percent (30%) of the Budget shall be on commencement of production (which shall be deemed to be 1 week before prior to actual commencement of shooting) by YTC. The third installment of fifteen percent (15%) of the Budget shall be paid on delivery to UKARMA of the rough cut of the Programs. The fourth installment of fifteen percent (15%) of the Budget shall be paid upon UKARMA’s “sign-off” on all changes to the rough cut of the Programs. The fifth and final installment of ten percent (10%) of the Budget shall be paid upon UKARMA’s approval of all final edits and changes to the Programs. YTC agrees that within ten (10) days following UKARMA’s fifth such payment, YTC shall deliver to UKARMA high quality Masters of all the Programs along with a full and complete set of all of the Production Documents. In the event that the Budget decreases due to a Savings, all payments to YTC after the date of such decrease shall be appropriately adjusted and reduced to reflect the decrease and take into account the excess payment included in the previous payment(s) to YTC prior to such decrease. Alternatively, in the event of any Budget increases approved in writing by UKARMA, all payments to YTC after the date of such increase shall be appropriately adjusted and increased to reflect the increase and take into account the shortfall amount in the previous payment(s) to YTC prior to such increase.

Any potential changes to the Budget must be submitted in writing by YTC to UKARMA in advance of the additional expenditure. UKARMA shall then either accept in writing or deny the proposed change in writing within three (3) business days. If UKARMA does not give its written approval for any such additional expenditure, YTC shall not incur such additional expenditure and shall complete the Programs as contemplated herein and in the Budget. Any unapproved overages or expenses incurred in the production of the Programs shall be borne solely by YTC.

4. Editorial Control, Delivery and Acceptance: YTC will work with Eric Paskel in delivering to UKARMA on or before June 20, 2006, a final detailed descriptive content treatment for each Program in order to ensure that the Programs meet UKARMA’s understanding and vision. Eric Paskel is responsible for delivering his outline and overview of the classes’ formats, the introductions, interviews and commentary, two (2) weeks before the commencement of location filming. (Eric will be paid by UKARMA for his performing, materials and series.) The YTC treatment may include but not be limited to specific details on talent and cast, set design, wardrobe, suggested credits, and in-kind donors. YTC will consult with and obtain UKARMA’s prior written approval regarding the editorial content or any changes to the Programs. The Programs’ production and artistic control will be under YTC’s direct supervision, in collaboration with UKARMA.

A DVD rough-cut of the Programs will be delivered to UKARMA within approximately six (6) weeks (and in no event later than eight (8) weeks) after completion of the yoga/fitness class filming in Los Angeles). UKARMA shall then have fourteen (14) days to respond with feedback to YTC (“Feedback”). YTC shall then edit the rough-cut of the Programs and incorporate the Feedback into its creation of the final assembly of the Programs, and deliver a revised, re-edited cut of the Programs to UKARMA for its consideration and approval within two (2) weeks of receipt of the UKARMA feedback. If UKARMA has additional feedback, it shall communicate it to YTC within seven (7) days following receipt of such re-edited cut (“Additional Feedback”); and, YTC shall then further edit the cut of the Programs and incorporate the Additional Feedback into its creation of the final assembly of the Programs, and deliver a further revised, re-edited cut of the Programs to UKARMA for its consideration and approval within two (2) weeks of receipt of the UKARMA additional feedback. The final cut of the Programs is to be delivered no later than seven (7) days after UKARMA indicates that it has no more suggested changes to the Programs. All of such prospective editing is included in the Budget and there will be no charge by YTC therefor other than the payments described in Section 3 above.

YTC shall deliver to UKARMA three DigiBeta masters of each finished DVD and three DVD dubs with burned in time-code of the final cut of the Programs. The above schedule can only be modified by mutual written agreement of YTC and UKARMA (and time is of the essence with respect to the schedule and dates provided for herein).

5. Work Made-for-Hire: YTC acknowledges that the result and proceeds from the services it performs under this Agreement shall constitute work made-for-hire. Accordingly, UKARMA shall own all right, title, and interest, including, but not limited to, all copyrights, trademarks, patent rights, trade secrets, and any other intellectual property rights, in the Programs (including, without limitation, all extensions, renewals, or continuations of any and all such rights), and that UKARMA shall have the exclusive right to use the Programs in all media in perpetuity throughout the universe. UKARMA shall be the sole owner of the Programs as a work made-for-hire and any and all of YTC’s contribution to Programs shall be deemed to be a contribution to a collective work under United States Copyright Act of 1976, as amended (17 U.S.C. § 101 et seq.). In case that the Programs (or any part of them) is found not to satisfy the criteria of works made-for-hire, YTC agrees upon request by UKARMA that YTC will immediately execute any necessary documentation and will hereby transfer and assign to UKARMA all right, title, and interest, including, but not limited to, all copyrights, trademarks, patent rights, trade secrets, and any other intellectual property rights, in the Programs (including, without limitation, all extensions, renewals, or continuations of any and all such rights) now or hereafter known or acquired. UKARMA shall have the right to obtain and hold in its name all copyright registrations and other evidence of rights that may be available for the Programs (or any part).

6. No Obligation to Use: Nothing contained herein shall in any way obligate UKARMA actually to use YTC’s services or any of the results or proceeds of YTC’s services, or to produce, exhibit, distribute, advertise or otherwise exploit any material written or produced by YTC hereunder.

7. Confidentiality: Except as may be required in connection with filings with courts or government agencies or required under applicable law, YTC and UKARMA agree to keep strictly confidential the terms and provisions of this Agreement and shall not disclose such terms and provisions to any person or entity other than to their respective lawyers and/or accountants on a must-know basis. YTC and YTC's representatives shall not, without UKARMA's prior written consent, issue or authorize any publicity or grant any interview or make any statements relating to this Agreement.

8. Representations and Warranties: YTC hereby represents and warrants that:

(a) all material written, produced or contributed by YTC pursuant to this Agreement shall either be created by and wholly original by YTC, or fully cleared by YTC for use by UKARMA (and its successors in title, assigns and licensees) to the fullest extent contemplated by this Agreement in the exercise of UKARMA's rights pursuant to this Agreement, and neither the existence nor exploitation of such material does or will in any way infringe upon or violate any copyright, or rights of privacy or publicity, common law rights, or any other rights, or constitute a libel or slander against, any person, firm, corporation or other entity whomsoever, and that duplication, distribution, and sale of the Programs, will not require any payment or compensation to any third party or YTC;

(b) YTC is fully ready, willing and able to perform services hereunder, and YTC has the full right, power and legal capacity to make and perform this Agreement and furnish YTC's services hereunder without the consent of any third party;

(c) there is no litigation pending or threatened which would in any manner interfere with the full and complete enjoyment by UKARMA of the rights and privileges herein granted;

(d) it will comply with all applicable laws, rule and regulations in its production of the Programs; and

(e) it will obtain a general liability insurance policy to cover the production of the Programs in an amount not less than $1 million per occurrence and $2 million in the aggregate, which insurance coverage shall (1) be in effect within ten (10) days after the date hereof and prior to commencement of location filming of the Programs, (2) name UKARMA (and its officers, directors and shareholders) as an additional insured and (3) provide that such coverage cannot be canceled or modified without 30 days prior written notice to each additional insured (and YTC agrees that it shall provide evidence of such insurance reasonably satisfactory to UKARMA prior to commencement of production of the Programs). Such insurance shall not, however, cover any third party claims against UKARMA or YTC which assert or allege that the yoga poses taught or exhibited by Eric Paskel in the Programs violates the copyright or other intellectual property rights of such third party.

All such representations and warranties shall survive execution and delivery of this Agreement the consummation of the transactions contemplated herein. UKARMA has executed this Agreement in reliance upon the foregoing representations and warranties.

9. Indemnification: YTC and UKARMA each agree to defend, indemnify and hold harmless the other from all claims, actions, costs, damages, losses, liabilities, and expenses (including, without limitation, reasonable attorneys’ fees), as incurred, directly arising or resulting from the acts or omissions of the indemnifying party or the breach by the indemnifying party of any of the warranties, representations, terms, or conditions of this Agreement. Neither party shall be liable to the other for any consequential or other indirect damages.

10. Relationship of the Parties: Nothing in this agreement shall be construed to create (and neither party nor any affiliate or agent thereof shall represent to the contrary) a partnership, joint venture, or any relationship other than that of independent contractors. It is agreed that YTC’s relationship to UKARMA is that of an independent contractor and that YTC is not an employee or agent of UKARMA for any purpose, including but not limited to federal, state or local unemployment insurance laws, old age benefits, Social Security laws, worker’s compensation laws, tax laws or any other industrial law and are not eligible for any of the benefits to which employees of UKARMA are eligible. Accordingly, YTC is responsible for payment of all taxes for YTC’s services hereunder, including but not limited to, social security taxes, and federal, state and city income tax. YTC warrants that YTC will make all necessary payments due to appropriate governmental agencies to comply with the foregoing and indemnify UKARMA against any claims, liabilities, costs or expenses that may arise out of the foregoing warranty. YTC shall be responsible for providing YTC’s own office and work premises (including without limitation office equipment and any secretarial support) unless space is made available by UKARMA, in its sole discretion, and, accordingly, YTC shall be responsible for all costs, expenses and supplies associated with maintaining YTCs own office, work premises, equipment and secretarial support. YTC has no authority, expressed or implied, to assume or create any obligation on behalf of UKARMA.

11. Assignment: Neither YTC or Wvinner may assign or license its rights and obligations under this Agreement without the prior written consent of UKARMA, with such consent shall be granted or withheld in UKARMA’s sole discretion; and any attempted assignment in violation of this Agreement shall be void and of no force or effect. YTC agrees that UKARMA may assign this Agreement at any time to any person or entity. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, administrators, executors, successors and permitted assigns, and any past, present, or future parent, subsidiary or affiliated company.

12. Effect and Amendment: This Agreement cannot be assigned, altered, amended, changed or modified in any respect or particular unless each such assignment, alteration, amendment, change or modification shall have been agreed to in writing, signed and delivered by each such party hereto. This Agreement shall be deemed to become effective upon signature by UKARMA and YTC hereto.

13. Miscellaneous: This Agreement, including any and all exhibits or attachments referred herein, sets forth the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements, previous documents, correspondence, conversations and understandings, written or oral, between YTC and UKARMA. This Agreement may not be altered, waived, or modified except by a writing signed by all parties or their respective heirs, successors, assigns, or legal representatives. No waiver by either party of any of the terms and conditions of this Agreement in any one instance shall be deemed to be a waiver of any preceding or succeeding breach of the same. All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party. This agreement shall be governed by and construed in accordance with the laws of the State of California without reference to its rules relating to conflict of laws. The parties hereto hereby irrevocably agree (i) that the courts of California and any federal court located therein shall have exclusive jurisdiction in connection with any suit, action or other proceeding arising out of or relating to this agreement, or the transactions contemplated herein, and (ii) to waive any objection to venue in California in connection therewith. In any action between the parties relating to this Agreement, the enforcement of any of its terms or to any other contract relating to the subject matter of this Agreement, the prevailing party shall, in addition to any award of damage or other remedy, be entitled to reasonable outside attorneys’ fees, costs and expenses directly incurred thereby. Paragraph headings and other captions contained in this Agreement are for reference purposes only, and are in no way intended to describe, interpret, define or limit the scope, extent or intent of any of the provisions herein.

14. Music: This agreement does not include music or music rights for the Programs. Music will be supplied by UKARMA for editing and the completion of these Programs.

15. Joint Drafting of Agreement: This agreement shall be deemed to have been jointly drafted by the Parties and therefore shall not be interpreted against either Party.

IN WITNESS WHEREOF, the parties have entered into this letter agreement as of the date first written above.

THE TRIBAL VISION GROUP, LLC d/b/a YOGA TRIBE AND CULTURE PRODUCTIONS		UKARMA CORPORATION

By:		By:
	James Wvinner, Manager		Bill Glaser, CEO